Exhibit 10r

June 5, 2002

Dr. Peter S. Ringrose

Re: Letter Agreement

Dear Peter:

This Letter Agreement will confirm the terms and conditions of your employment and separation from Bristol-Myers Squibb Company (the “Company”). You will be provided with the following compensation and benefits, subject to all of the terms and conditions of this Letter Agreement:

1.
Term of Employment.    Effective on the date of this Letter Agreement and extending through March 31, 2003, you will serve as the President of the Company’s Pharmaceutical Research Institute (“PRI”) and Chief Scientific Officer (“CSO”). If a successor is found for you as President PRI and CSO prior to March 31, 2003, you will no longer be President PRI and CSO as of the date your successor becomes employed by the Company. On April 1, 2003 or, if earlier, the date a successor is named for you as President PRI and CSO, you will serve as an advisor to the Chairman and Chief Executive Officer of the Company for the remainder of your term of employment. From the date of this Letter Agreement through March 31, 2004, you will remain an active employee of the Company subject to the terms and conditions described below. Your separation from the Company will occur at the end of business on March 31, 2004.

2.
Base Salary.    Your base salary as of the date of this Letter Agreement is $670,000 annually and you will be eligible for a merit increase to your salary for 2003, pursuant to normal Company guidelines. You will not be eligible for a merit increase for 2004. Your salary will be paid in normal biweekly pay intervals for the period from the date of this Letter Agreement through March 31, 2004.

3.
Performance Incentive Plan.    You will continue to participate in the Performance Incentive Plan (“PIP”) through December 31, 2003. You will cease participation in the PIP as of January 1, 2004. Any and all awards will be subject to the terms of the Performance Incentive Plan.

4.
Long Term Performance Award Plan.    You will continue to participate in the Long Term Performance Award Plan (“LTPAP”) through the 2001-2003 cycle, but will not participate in the LTPAP beyond the 2001-2003 cycle. The award for the 2002-2004 cycle of the LTPAP

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has already been granted, but assuming a termination date of March 31, 2004, that award will lapse. All awards will be subject to the terms and conditions of the LTPAP.

5.
Vesting of Stock Options.    You will be eligible for stock option grants during 2003. Any Bristol-Myers Squibb Company stock options granted to you prior to the date of this Letter Agreement and during 2003 will continue to vest during the period of your employment with the Company. All stock options granted to you will be subject to the terms and conditions of the Bristol-Myers Squibb Company 1983 Stock Option Plan, the Bristol-Myers Squibb Company 1997 Stock Incentive Plan and the Bristol-Myers Squibb Company 2002 Stock Incentive Plan. Any stock options granted to you and outstanding for at least one year will become fully vested on the date of your separation from the Company, unless you are discharged for cause pursuant to paragraph 20 below. Any stock options granted to you must be exercised within three months of the termination of your employment. All stock options granted to you and subject to a share price appreciation threshold, will only be exercisable if that threshold is met prior to three months after your separation date.

6.
Restricted Stock.    Upon the termination of your employment, other than for cause pursuant to paragraph 20 below, you will receive a portion of the 52,582 share Restricted Stock Award granted on January 3, 2000. A termination date of March 31, 2004 will result in your receiving 21,815 shares from this award. 17,527 of these shares will vest on January 3, 2004 and 4,288 of these shares (a pro-rata portion of the January 3, 2000 award) will vest on March 31, 2004. This award is subject to the terms and conditions of the Restricted Stock Award Plan and Agreements thereunder.

7.
Executive Car Program.    Assuming a termination date of March 31, 2004, you will continue to participate in the Executive Car Program through June 30, 2004. On June 30, 2004, you will cease to participate in the Executive Car Program, and you will be required to either return or purchase your Company automobile.

8.
Financial Counseling.    The Company will continue to make available to you participation in financial counseling. Assuming a termination date of March 31, 2004, you will receive financial counseling until March 31, 2005. Tax preparation assistance will be made available through December 31, 2004.

9.	Vacation Pay. At the conclusion of your employment, you will be paid for banked and accrued vacation days, if any, based on your salary in effect as of the date of your separation from employment.

10.
Other Company Property.    Assuming a termination date of March 31, 2004, on March 31, 2004, you agree to return all property belonging to the Company or its affiliates (including, but not limited to any company laptop or computers, and other equipment, documents and property belonging to the Company). Return of your Executive Automobile is subject to paragraph 7 above.

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11.
Non-Competition.    During the period of your employment with the Company, you will not in any way directly or indirectly own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with, or have any financial interest in, directly or indirectly, any entity that engages or intends to engage in any Competing Business anywhere in the world. “Competing Business” means any business or other enterprise substantially similar to, or competitive with, the business of the Company or any of its affiliated companies. It is understood that ownership of not more than one percent (1%) of the equity securities of any Competing Business shall in no way be prohibited pursuant to the foregoing provisions. Questions regarding whether an assignment may be counter to this limitation must be reviewed by the Chairman and Chief Executive Officer of the Company, and may be waived only by the Chairman and Chief Executive Officer of the Company.

12.
Outside Boards.    If you are asked to serve on a Board of Directors outside of the Company, such service will be considered by the Company and subject to the approval of the Chairman and Chief Executive Officer.

13.
Work in Europe.    On April 1, 2003, or, if earlier, four weeks following such time as a successor to you as President of the PRI and CSO is employed by the Company, the Company acknowledges and agrees that your home base will be in Europe during the remainder of your employ by the Company, and you will only need to work in the United States at the request of the Chairman and Chief Executive Officer on an as needed basis.

14.
Change in Control.    The change in control agreement entered into by you and the Company on August 5, 1999, will be automatically extended pursuant to Article II of the agreement. Further, pursuant to Article X of the agreement, the Company will require any successor to the Company to expressly assume and agree to perform the agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.
Confidentiality of Letter Agreement.    The terms and conditions of this Letter Agreement are confidential and will be deemed to be confidential. Except as may be required by law, you may not disclose the terms and conditions of this Letter Agreement to any other person or entity, except that you may disclose the provisions of this Letter Agreement to your immediate family, financial advisor and attorney, provided that you make the person to whom disclosure is made aware of the confidentiality provisions of this Letter Agreement and such person agrees to keep the terms of this Letter Agreement confidential. The Company may disclose the terms and conditions of this Letter Agreement to its respective officers, directors, accountants and counsel, and as required by law. You further agree that you will not encourage others to demand any disclosure of the terms and conditions of this Letter Agreement. This Letter Agreement may be used as evidence in a subsequent proceeding in which either party alleges a breach of this Agreement.

16.	Employee Confidentiality Obligation. You may not make use of confidential or proprietary

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information concerning the Company’s business or affairs, of any nature, that is not otherwise a matter of public record. This obligation continues after the termination of your employment.

17.
Material Breach of Paragraphs 11, 15 and 16.    You understand that a breach by you of paragraphs 11, 15 or 16 would be a material breach of your obligations under this Letter Agreement, and that, if any amounts have been provided to you under the terms of this Letter Agreement prior to any such breach, you will promptly return all such amounts to the Company on demand. In the case of a breach by you of paragraphs 11, 15 or 16, the Company may, in addition, pursue any other remedy that may be available to the Company in law or at equity.

18.
Non-Disparagement.    You agree that you will not disparage or encourage or induce others to disparage the Company or any of its employees. For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company’s employees, and/or to any individual, customer, client or entity with whom the Company has a business relationship if such statement would adversely affect in any manner the conduct of the business of the Company and/or the business reputation of the Company or its employees.

19.
Severance.    At the conclusion of your employment with the Company, you acknowledge that you will not be eligible for severance under the terms of any existing Company severance plan or policy, or any separate agreement provided to you by the Company.

20.
Termination of Letter Agreement for Misconduct.    This employment arrangement, as defined under the terms of this Letter Agreement, may be terminated by the Company prior to March 31, 2004 if you are discharged for cause. “Discharged for cause” is defined as you engaging in willful misconduct or activity deemed detrimental to the Company, including but not limited to dishonesty (such as falsification of company documents, etc.), violation of Company policies (including the Alcohol and Drug Free Workplace, Harassment, Internet Usage and Standard of Business Conduct Policies), unauthorized disclosure of Company confidential information or conviction of a misdemeanor or felony.

21.
Termination of Letter Agreement Upon Death.    In the case of your death prior to March 31, 2004, this employment arrangement as defined under the terms of this Letter agreement will be terminated by the Company and the benefits contained within this Letter Agreement will not accrue to your heirs, executors, administrators, trustees, legal representatives, successors or assigns. With regard to the vesting of stock options only, this paragraph 21 will be superceded by the terms of the Bristol-Myers Squibb Company 1983 Stock Option Plan, the Bristol-Myers Squibb Company 1997 Stock Incentive Plan and the Bristol-Myers Squibb Company 2002 Stock Incentive Plan.

22.	Disability. During the remainder of your employment with the Company, you will be a participant in the Company Short Term Disability (STD) and Long Term Disability (LTD)

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Plans. As of the earlier of March 31, 2004, or the termination of your employment with the Company, you will cease to be a participant in the STD or LTD Plans, and will therefore not be eligible for benefits under those Plans, regardless of whether or not you are totally disabled under the terms of those Plans at that time.

23.
General Release.    In consideration of the compensation and benefits described herein, you will execute a General Release in favor of the Company, its affiliates and others related to the Company. You will execute a General Release both at the time that you sign this Letter Agreement and upon the conclusion of your employment with the Company. The General Release that must be executed at the time you sign this Letter Agreement is attached hereto.

24.
Supercedes All Prior Agreements.    You acknowledge and agree that this Letter Agreement supercedes any and all other prior agreements entered into between you and the Company with regard to your employment or separation from the Company.

25.
Enforceability of Letter Agreement.    If at any time after the date of execution of this Letter Agreement and General Release, any provision of this Letter Agreement and General Release is held to be illegal, void, or unenforceable, that provision will have no force and effect. However, the illegality or unenforceability of that provision will not have any effect on, and will not impair the enforceability of, any other provision of this Letter Agreement and General Release. However, if a court of competent jurisdiction finds that the General Release is illegal and/or unenforceable, you will be required to execute a General Release that is legal and enforceable or return any amounts provided to you under the terms of this Letter Agreement.

26.	Amendment or Termination of Letter Agreement. This Letter Agreement may be amended or terminated if agreed to in writing and signed by you and an authorized officer of the Company.

27.	Governing Law. The validity, interpretation and performance of this Letter Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of law.

Please indicate your acceptance of this Letter Agreement by signing below and returning to me the signed original of the attached General Release within 21 days of receipt.

Very truly yours,

/s/ Stephen E. Bear

Stephen E. Bear

Agreed to and accepted:

/s/ Peter S. Ringrose

Peter S. Ringrose

Date: 6/22/02

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GENERAL RELEASE

Bristol-Myers Squibb Company has offered me certain compensation and benefits as set forth in a Letter Agreement dated June 5, 2002. I understand the compensation and benefits included in the Letter Agreement are in consideration for my signing the following General Release at the time I execute the Letter Agreement. I will also be required to sign a General Release at the conclusion of my employment with the Company.

The Company has advised me of and I acknowledge the following:

For and in consideration of the payments to be made and for other valuable consideration to be provided to me pursuant to this Letter Agreement, I for myself and my heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter, collectively referred to as “Releasors”), hereby irrevocably and unconditionally release and discharge the Company and any of its past or present parent entities, partners, corporations, subsidiaries, affiliates, divisions, successors and assigns, including all past or present officers, directors, agents, employees, attorneys, successors, trustees, administrators and assigns (hereinafter, collectively referred to as “Releasees”), jointly and individually from any and all claims, demands, causes of action and liabilities of any kind whatsoever, whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have, or hereafter can, shall or may have against Releasees up to and including the Effective Date of this General Release, except for claims arising from a breach of this Letter Agreement, and from any and all liability which Releasees have or may have to me arising of my employment by and termination of employment with the Company, including, without limitation, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C § 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Americans with Disabilities Act, 42 U.S.C § 12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the New York State Human Rights Law, the Administrative Code of the City of New York, for breach of contract or for benefits, any common law tort, and/or any other federal, state or local law (whether in statutes or court-made decisions), regulation, or ordinance, and any claim for attorney’s fees, costs, disbursement and the like.

I acknowledge that I have been advised of my right to seek independent legal counsel of my own choice, throughout all of the negotiations preceding the execution of this Letter Agreement and General Release; that I have carefully read the Letter Agreement and General Release in their entirety; that I have had, if I so choose, at least twenty-one (21) days in which to consider the terms and conditions of this Letter Agreement and General Release prior to execution; that I fully understand their terms and significance; that I voluntarily assent to all the terms and conditions contained therein, and that I am signing the Letter Agreement and General Release free from any

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coercion or duress. It is the intention of the parties that this Letter Agreement and General Release satisfies all of the requirements of the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f).

After executing this Letter Agreement and General Release, I shall have seven (7) days (“the Revocation Period”) to revoke this Agreement by indicating my desire to do so in a writing addressed to Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 (attention: Stephen E. Bear). The Effective Date of this Letter Agreement and General Release shall be the eighth (8th) day following the execution of this Letter Agreement and General Release. In the event that I do not sign this Letter Agreement and General Release, or in the event I revoke this Letter Agreement and General Release during the Revocation Period, this Letter Agreement and General Release, including, but not limited to, the obligation of the Company to make the payments or benefits set forth in this Letter Agreement, shall automatically be deemed null and void.

/s/ Peter S. Ringrose	6/22/02
Peter S. Ringrose	Date

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